MASTER AMENDMENT

        MASTER AMENDMENT, dated as of October 29, 2004 (the “Amendment”), to each of the following agreements entered into as of October 20, 2004 and closed on October 25, 2004, between WIDEPOINT CORPORATION, a corporation organized and existing under the laws of the State of Delaware (“WIDEPOINT” or the “Company”), and Barron Partners L.P., a Delaware limited partnership (hereinafter referred to collectively as “Investor”): (i) the Preferred Stock Purchase Agreement (the “Purchase Agreement”); (ii) the Registration Rights Agreement (the “Registration Rights Agreement”); (iii) the Certificate of Designations, Rights and Preferences relating to the Company’s Series A Preferred Stock; (iv) the Warrant Agreement; and (v) the Escrow Agreement. All of the foregoing agreements are hereinafter collectively referred to as the “Agreements.”

PRELIMINARY STATEMENT:

        WHEREAS, the Investor has already purchased from the Company as of October 25, 2004, upon the terms and subject to the conditions of the Purchase Agreement, Two Million Dollars ($2,000,000.00) worth of Series A Preferred Stock of the Company (the “Initial Preferred Stock”), with such series of preferred stock being as described in the Certificate of Designations, Rights and Preferences attached as Exhibit A to the Purchase Agreement (the “Preferred Stock”), with the Initial Preferred Stock being convertible at any time into an aggregate of 11,428,570 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”). In addition, the Company issued Common Stock Purchase Warrants (the “First Warrants”) to the Investor to purchase up to an additional 5,714,286 shares of Common Stock of the Company at an exercise price of forty cents ($0.40) per common share; and

        WHEREAS, the Investor wishes to purchase from the Company, upon the terms and subject to the conditions of this Amendment, an additional One Million Five Hundred Eighty Thousand Dollars ($1,580,000.00) worth of Preferred Stock, with additional warrants to purchase additional shares of Common Stock, all as set forth in greater detail herein; and

        WHEREAS, the parties intend to memorialize the purchase and sale of such additional shares of Preferred Stock and the additional warrants.

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

PREFERRED STOCK PURCHASE AGREEMENT BETWEEN
WIDEPOINT CORPORATION AND BARRON PARTNERS LP

I. INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1     Incorporation by Reference. The foregoing recitals and the Exhibits attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2     Superseder. This Amendment, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, shall supersede such instrument or understanding to the fullest extent permitted by law, including being an amendment to each and all of the Agreements. In the event of any conflict between this Amendment and any of the Agreements, the provisions of this Amendment shall supercede and control over any inconsistent provisions of the Agreements. A copy of this Amendment shall be filed at the Company’s principal office.

1.3     Certain Definitions. For purposes of this Amendment, all capitalized terms used in this Amendment shall have the same meanings as given to such terms in the Agreements unless otherwise provided herein.

II. SALE AND PURCHASE OF WIDEPOINT PREFERRED STOCK AND WARRANTS PURCHASE PRICE

2.1     Sale of Additional Preferred Stock and Issuance of Additional Warrants.

        (a)        Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, on October 29, 2004 (the “Additional Closing Date”) 902,857 shares of Preferred Stock (the “Additional Preferred Stock”) and additional warrants (the “Additional Warrants”) to purchase 4,514,285 shares of Common Stock, at an exercise price of $0.40 per share (the “Additional Warrants”) for the aggregate purchase price (the “Purchase Price”) of One Million Five Hundred Eighty Thousand Dollars ($1,580,000.00). The Purchase Price shall be paid by the Investor to the Company on or before the Additional Closing Date by a wire transfer of the Purchase Price to the Company or the Escrow Agent. The Company shall cause the Additional Preferred Stock and the Additional Warrants to be issued to the Investor upon the receipt by the Company of the Purchase Price. The Company shall register the shares of Common Stock into which the Additional Preferred Stock is convertible pursuant to the terms and conditions of the Registration Rights Agreement, subject to the provisions of Section 3.3.

PREFERRED STOCK PURCHASE AGREEMENT BETWEEN
WIDEPOINT CORPORATION AND BARRON PARTNERS LP

        (b)        The Additional Preferred Stock shall be convertible by the Investor into an aggregate total of 9,028,570 shares of Common Stock (the “Additional Conversion Shares”); provided, however, that the Investor shall not be entitled to convert any shares of the Preferred Stock (consisting of both the Initial Preferred Stock and the Additional Preferred Stock) into shares of Common Stock that would result in beneficial ownership by the Investor and its affiliates of more than 4.99% of the then outstanding number of shares of Common Stock on such date; provided, however, that the Investor may revoke the restriction described in this paragraph upon sixty-one (61) days prior written notice from the Investor to the Company, but in such event the Investor hereby agrees that no person or entity (including but not limited to the Investor and its affiliates) shall have any right to vote the number of shares of Common Stock, including but not limited to all Conversion Shares and the Additional Conversion Shares, then held by or at the direction of or for the benefit of the Investor and/or its affiliates which would result in the Investor and/or its affiliates having the right to vote more than twenty-two percent (22%) of the total votes able to be voted at any time by all the then outstanding shares of voting stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

        (c)        Upon execution and delivery of this Agreement and the Company’s receipt of the Purchase Price from the escrow agent pursuant to the terms of the Escrow Agreement, the Company shall issue to the Investor the Additional Warrant to purchase an aggregate of 4,514,285 shares of Common Stock at an exercise price of $0.40 per share, all pursuant to the terms and conditions of the form of Warrant previously issued by the Company to the Investor; provided, however, that the Investor shall not be entitled to exercise the Additional Warrant and receive shares of Common Stock that would result in beneficial ownership by the Investor and its affiliates of more than 4.99% of the then outstanding number of shares of Common Stock on such date; provided, however, that the Investor may revoke the restriction described in this paragraph upon sixty-one (61) days prior written notice from the Investor to the Company, but in such event the Investor hereby agrees that no person or entity (including but not limited to the Investor and its affiliates) shall have any right to vote the number of shares of Common Stock, including but not limited to all shares of Common Stock issued upon exercise of the Warrant and the Additional Warrant, then held by or at the direction of or for the benefit of the Investor and/or its affiliates which would result in the Investor and/or its affiliates having the right to vote more than twenty-two percent (22%) of the total votes able to be voted at any time by all the then outstanding shares of voting stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

2.2     Purchase Price. The Purchase Price shall be delivered by the Investor in the form of a check or wire transfer made payable to the Company in United States Dollars from the Investor to the escrow agent pursuant to the Escrow Agreement on the Closing Date.

PREFERRED STOCK PURCHASE AGREEMENT BETWEEN
WIDEPOINT CORPORATION AND BARRON PARTNERS LP

III. OTHER CHANGES

3.1     Reimbursement of Due Diligence Expenses. Section 5.10 of the Purchase Agreement is amended to provide that due diligence expenses shall not exceed $16,000, subject to Investor providing proof of payment of such expenses to the Company.

3.2     Reimbursement of Legal Expenses. Section 5.11 of the Purchase Agreement is amended to provide that legal expenses shall not exceed $8,000, subject to Investor providing proof of payment of such expenses to the Company.

3.3     Reservation Of Common Stock. The shares of Common Stock underlying the Additional Preferred Stock and the Additional Warrant are subject to the shareholders of the Company approving an increase in the total number of authorized shares of Common Stock of the Company. The Company agrees that it will use all reasonable efforts to cause a Stockholders Meeting to be convened by December 31, 2004 or as soon thereafter as possible, at which the Company’s stockholders will be asked to (i) approve an increase in the total number of authorized shares of Common Stock of the Company to an amount which is mutually acceptable to the Investor and the Company and (ii) to increase the number of shares of Common Stock underlying the Company’s Stock Option Plan to equal 10% of the total number of authorized shares of Common Stock of the Company, including a vesting schedule of one third of the shares upon award, and one third in each of the two consecutive following years, after the increase referred to in Clause (i) above. The Company further agrees that it will not issue or otherwise utilize any Common Stock not currently reserved as of the date of this Agreement for any additional purposes until such time as the shareholders have approved the increase in the number of authorized shares in an amount sufficient to cover the Shares underlying the Preferred Stock and Warrants issuable to the Investor

3.4     Sale or Merger of Company. Paragraph 6.16 of the Preferred Stock Purchase Agreement is hereby modified to read as follows:

In the event of a sale or merger of substantially all of the Company or an underwritten minimum public offering of $5.0 Million of the Common Stock of the Company, then the 4.99% restriction in the Preferred Stock and in the Warrants will immediately be terminated and the Investors will have the right to convert the Preferred Stock and exercise the Warrants concurrent with the sale, subject to the conversion by the Investor of the Preferred Stock and the payment by the Investor to the Company of the aggregate exercise price of the Warrant; provided, however that, in such event the Investor hereby agrees that no person or entity (including but not limited to the Investor and its affiliates) shall have any right to vote the number of shares of Common Stock then held by or at the direction of or for the benefit of the Investor and/or its affiliates which would result in the Investor and/or its affiliates having the right to vote more than twenty-two percent (22%) of the total votes able to be voted at any time by all the then outstanding shares of voting stock of the Company.

PREFERRED STOCK PURCHASE AGREEMENT BETWEEN
WIDEPOINT CORPORATION AND BARRON PARTNERS LP

3.5     Use of Proceeds. The Company will use the proceeds from the sale of the Additional Preferred Stock and the Additional Warrants (excluding amounts paid by the Company for legal and administrative fees in connection with the sale of such securities) for working capital and acquisitions.

3.6     Restrictive Legend. The Investor acknowledges and agrees that the Additional Preferred Stock, the Additional Warrants and the shares of Common Stock underlying the Additional Preferred Stock and Additional Warrants shall contain the same restrictive legend as contained in the Agreements.

3.7     Entire Agreement. This Amendment, together with the Agreements, constitutes the entire agreement of the parties and this Amendment supersedes all prior agreements (including the Agreements) and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All provisions of the Agreements which are not amended by the provisions of this Amendment shall remain unchanged and continue in full force and effect.

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PREFERRED STOCK PURCHASE AGREEMENT BETWEEN
WIDEPOINT CORPORATION AND BARRON PARTNERS LP

        IN WITNESS WHEREOF, the Investors and the Company have as of the date first written above executed this Agreement.

WIDEPOINT:

WIDEPOINT CORPORATION

/s/ Steve Komar
By: Steve Komar
Chairman, President and Chief Executive Officer

INVESTOR:

BARRON PARTNERS LP

/s/ Andrew Barron Worden
Andrew Barron Worden
President, General Partner of Barron Partners LP
730 Fifth Avenue, 9th Floor
New York NY 10019

PREFERRED STOCK PURCHASE AGREEMENT BETWEEN
WIDEPOINT CORPORATION AND BARRON PARTNERS LP